EXHIBIT 10.39

February 25, 2017

Joe Thornton

Dear Joe:

Jamba Juice started as a fruitful idea that took root in a small store in the beach town of San Luis Obispo. Today, that idea hasn’t changed: We take the best nature has to offer and make wholesome nutrition accessible to everyone by making it delicious and keeping it fun. It’s our unique blend of health and fun that makes Jamba Juice unlike any other brand.

OUR MISSION:  To be the leading healthy lifestyle brand offering consumers great tasting and differentiated products inside and outside our stores.

OUR TIMELESS PURPOSE:  To inspire and simplify healthy living.

Jamba’s vision and values will shed insight into what we’re all about and what we strive to be. The acronym FIBER sums it up the best.

Fun	Have FUN! Enjoy what you do. Live a healthy, energetic life.
Integrity	Act with INTEGRITY! Be honest and honorable in all you do. Communicate openly and treat others with respect.
Believe	BELIEVE in yourself and Jamba! Lead with enthusiasm, passion and confidence.
Excellence	Achieve EXCELLENCE in everything you do! Strive for only the best.
Results	Deliver great RESULTS! Our success is measured by our results.

Offer:  I am excited to offer you the position of Sr. Vice President, Chief Operations Officer conditional on a satisfactory background check and proof of your right to work in the United States. In this capacity you will report directly to me.

Compensation:  Your gross base salary will be $300,000 per year, payable bi-weekly ($11,538.46), in each case less applicable tax withholding, and will start at an agreed upon date in March 2017.

Benefits:  Medical, vision, dental, and life & disability insurance programs are available and will become effective on the first of the month after thirty (30) days of employment.  You will be eligible to accrue up to 20 days (4 weeks) of vacation in your first year of employment pursuant to our time off policy.  The details of these and other programs will be explained to you during your orientation.

Relocation:  You are eligible for Benefits under our Executive Relocation policy.

Management Incentive Plan Bonus: In addition to your regular pay, you will eligible for a 50% target bonus pursuant to our management incentive plan adopted annually each year.  2017 bonus is guaranteed at 100% of target annual salary.

All Equity Grants will be outside the current 2013 Equity Incentive Plan as Inducement Grants under NASDAQ listing rules.

Stock Options:  I am pleased to provide you with a grant of 15,000 Non-Qualified Stock Options.  In accordance with our stock option policy, these will be granted during the first available open window after your hire date, but vesting will be credited to your date of hire.  The options will have an exercise price equal to the fair market value of common stock of Jamba, Inc. based upon the closing price at the date of grant, and to vest annually over a three year period, with one third (1/3) of the total number of shares subject to this option vesting on each anniversary of the initial vesting date.

RSU Grant:  We are pleased to provide you with a grant of 5,000 RSUs. with each restricted stock unit representing the right to receive one share of Parent’s common stock, and which restricted stock units shall vest annually over a three year period, with one third (1/3) or the total number of shares subject to this RSU vesting on each anniversary of the initial vesting date.

Additional RSU Grant:  We are pleased to provide you with an additional grant of 70,000 RSUs, with each restricted stock unit representing the right to receive one share of Parent’s common stock, and which restricted stock units shall vest upon achievement of stock price targets of $19.50, $24.00 and $28.50, respectively, as follows:

(i)

35,000 restricted stock units shall vest if at any time prior to July 2019 (x) the closing price of Jamba, Inc. common stock for a thirty consecutive trading day period equals or exceeds $19.50 (as adjusted in accordance for stock splits and the like) or (y) a Change of Control (as such term is defined in the applicable RSU agreement) occurs whereby Jamba, Inc.’s stockholders receive a per share consideration equaling or exceeding $19.50 (as adjusted in accordance for stock splits and the like), in each case where you remain an employee of Jamba Juice and /or its affiliates at such time; and

(ii)

20,000 restricted stock units shall vest if at any time prior to July 2019 (x) the closing price of Jamba, Inc. common stock for a thirty consecutive trading day period equals or exceeds $24.00 (as adjusted in accordance for stock splits and the like) or (y) a Change of Control (as such term is defined in the applicable RSU agreement) occurs whereby Jamba, Inc.’s stockholders receive a per share consideration equaling or exceeding $24.00 (as adjusted in accordance for stock splits and the like), in each case where you remain an employee of Jamba Juice and /or its affiliates at such time; and

(iii)

15,000 restricted stock units shall vest if at any time prior to July 2019 (x) the closing price of Jamba, Inc. common stock for a thirty consecutive trading day period equals or exceeds $28.50 (as adjusted in accordance for stock splits and the like) or (y) a Change of Control (as such term is defined in the applicable RSU agreement) occurs whereby Jamba, Inc.’s stockholders receive a per share consideration equaling or exceeding $28.50 (as adjusted in accordance for stock splits and the like), in each case where you remain an employee of Jamba Juice and /or its affiliates at such time

The RSUs would be granted at the same time as the stock option grant referenced above.

All Equity Grants referenced above are subject to Board approval.

Restricted stock units, to the extent granted and vesting, shall be settled as soon as practicable following the vesting date of such grants, except that with respect to the performance based restricted stock units granted under clauses (i) through (iii) above, on the first annual anniversary of the vesting date (in each case, the “Settlement Date”); provided, however, that if such Settlement Date would be outside of the period under the company’s insider trading policies permitting trades in such securities, then such shares shall be settled as soon as such insider trading policy would permit such trades.

Clawback Policy.  All compensation contemplated under this agreement and all cash and equity awards under the company’s incentive compensation plans will be subject to the company’s recoupment policy for incentive compensation.

Standard Severance Agreement: You will be eligible to participate in our Executive Retention and Severance Plan which would provide you with a severance benefit of twelve (12) month’s salary continuation (subject to mitigation) in the event of a qualifying termination (without cause or resignation for good reason, as defined in the plan), calculated on your then current base salary payable on the Company’s ordinary payroll schedule and subject to customary withholdings, subject to signing a release.  In addition the terms for acceleration of stock options following a qualifying termination after a change of control will be included.

The relationship that exists between you and the company is for an unspecified term and considered employment at will. The relationship can be terminated by you or the company “at will” at any time either with or without cause or advance notice. This “at will” agreement constitutes the entire agreement between the employee and the company on the subject of termination, and supersedes all prior agreements and cannot be changed by future events, even though other policies and procedures may change from time to time. No one has the authority to modify this relationship except for the President and CEO or VP, Human Resources in writing and signed by you and the President and CEO or VP, Human Resources.

Joe, I look forward to the many contributions you will make to the company. Upon acceptance, please acknowledge the terms of this letter by returning one signed copy to Kathy Wright at kwright@jambajuice.com.

Sincerely,

/s/ Dave Pace	/s/ Joe Thornton
Chief Executive Officer	Acknowledged and Agreed